Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

PAR Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.02 per share	457(c)	1,810,222(1)	$13.74(2)	$24,872,450.30	0.00013810	$3,434.89
Fees to be Paid	Equity	Common Stock, par value $0.02 per share	457(r)	(3)	(3)	(3)		(3)
Fees to be Paid	Equity	Preferred Stock, par value $0.02 per share	457(r)	(3)	(3)	(3)		(3)
Fees to be Paid	Debt	Debt Securities	457(r)	(3)	(3)	(3)		(3)
Fees to be Paid	Other	Warrants	457(r)	(3)	(3)	(3)		(3)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$24,872,450.30		$3,434.89
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$3,434.89

(1)
These securities are being registered in connection with the resale of 1,810,222 shares of common stock, par value $0.02 (the “Common Stock”), by the selling stockholder named in the resale prospectus supplement included in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Common Stock on March 25, 2026, as reported on The New York Stock Exchange.

(3)
Omitted pursuant to Form S-3 Instructions to the Calculation of Filing Fee Tables and Related Disclosure 2(A)(iii)(c). An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices or upon conversion, exchange or exercise of other securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities, including such securities as may be issued pursuant to anti-dilution adjustments determined at the time of the offering. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fees other than the registration fee due in connection with the 1,810,222 shares of Common Stock that may be resold by the selling stockholder named in the resale prospectus supplement included in this registration statement and will pay any other applicable registration fees on a “pay as you go” basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.